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                                                                  EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Global Village Communication, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 dated January 15, 1997, of Global Village Communication, Inc. of our reports dated April 24, 1996, except as to Note 11, which is as of May 31, 1996, relating to the consolidated balance sheets of Global Village Communication, Inc. and subsidiaries as of March 31, 1996 and 1995, and related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and the related schedules, which reports appear in the March 31, 1996, annual report on Form 10-K of Global Village Communication, Inc.


                                                KPMG Peat Marwick LLP

Palo Alto, California
January 15, 1997